Exhibit 10.2
BLOCKED ACCOUNT CONTROL AGREEMENT
     This Blocked Account Control Agreement, dated January 1, 2009, is by and among Renegy Holdings, Inc. , a Delaware corporation (“Company”), AZ Biomass LLC, a Delaware limited liability company (“Secured Party”), and U.S. Bank National Association (“Depository Bank”), with respect to Company’s deposit account(s) number 103690226750 (such account(s), together with all substitutions and replacements therefor, the “Deposit Account”) located at Depository Bank and subject to the terms of the Deposit Agreements (defined below). Pursuant to certain agreements between Company and Secured Party, Company has granted to Secured Party a security interest in all rights of the Company with respect to the Deposit Account.
1. Deposit Agreements. The terms and conditions of this Agreement are in addition to any deposit account agreements and other related agreements that Company has with Depository Bank, including without limitation all agreements concerning banking products and services, treasury management documentation, account booklets containing the terms and conditions of the Deposit Account, signature cards, fee schedules, disclosures, specification sheets and change of terms notices (collectively, the “Deposit Agreements”). The provisions of this Agreement shall supersede the provisions of the Deposit Agreements only to the extent the provisions herein are inconsistent with the Deposit Agreements, and in all other respects, the Deposit Agreements shall remain in full force and effect. All items deposited into the Deposit Account shall be processed according to the provisions of the Deposit Agreements, as amended by this Agreement.
2. Security Interest. Company has granted to Secured Party a security interest in, among other property, the Deposit Account and all credits or proceeds thereto and all monies, checks and other instruments held or deposited therein (all of which shall be included in the definition of the “Deposit Account”). Company represents and warrants that there are no perfected liens or encumbrances with respect to the Deposit Account and covenants with Secured Party that it shall not enter into any acknowledgment or agreement that gives any other person or entity except Secured Party control over, or any other security interest, lien or title in, the Deposit Account. Depository Bank represents and warrants to Secured Party that Depository Bank (i) is an organization engaged in the business of banking, (ii) maintains the Deposit Account as a demand deposit account in the ordinary course of Depository Bank’s business and (iii) has not entered into any currently effective agreement with any person under which Depository Bank may be obligated to comply with instructions directing the disposition of the funds in the Deposit Account that are originated by a person other than Company or Secured Party. Depository Bank will not enter into any agreement with any person under which Depository Bank may be obligated to comply with instructions directing the disposition of the funds in the Deposit Account originated by a person other than Company or Secured Party.
3. Control. In order to provide Secured Party with control over the Deposit Account, Company agrees that Depository Bank may comply with any and all orders, notices, requests and other instructions originated by Secured Party directing disposition of the funds in the Deposit Account without any further consent from Company, even if such instructions are contrary to any of Company’s instructions or demands or result in Depository Bank dishonoring items which may be presented for payment. Company agrees that instructions from Secured Party may include the giving of stop payment orders for any items presented to the Deposit Account, instructions to transfer funds to or for the benefit of Secured Party or any other person or entity, and instructions to close the Deposit Account. Depository Bank shall comply with any and all orders, notices, requests and other instructions originated by Secured Party directing disposition of the funds in the Deposit Account without any further consent from Company, even if such instructions are contrary to any of Company’s instructions or demands or following such instructions results in Depository Bank dishonoring items presented for payment from the Deposit Account.
4. Access to Deposit Account. [CHECK ONE BOX ONLY]

☑	(a) The Deposit Account shall be under the sole dominion and control of Secured Party. Neither Company, nor any other person or entity, acting through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Deposit Account. Depository Bank is hereby authorized and instructed to transfer all available funds (subject to Depository Bank’s funds availability policy) in the Deposit Account to such account and at such times as Secured Party may direct in writing to Depository Bank.

☐	(b) The Deposit Account shall be under the control of Secured Party; provided, that unless and until Depository Bank receives Secured Party’s written notice that Company’s access to the funds in the Deposit Account is terminated, Depository Bank shall honor Company’s instructions, notices and directions with respect to the transfer or withdrawal of funds from the Deposit Account, including paying or transferring the funds to Company or any other person or entity.

Upon receipt of a written notice from Secured Party instructing Depository Bank to terminate Company’s access to funds in the Deposit Account, Depository Bank shall transfer all available funds (subject to Depository Bank’s funds availability policy) in the Deposit Account in accordance with Secured Party’s written instructions.

As for any such written notice sent under this subsection (b) to Depository Bank, Depository Bank shall endeavor to promptly transfer to Secured Party the available funds as referenced above, but Depository Bank shall not be obligated to do so until it provides written confirmation to Secured Party that it received Secured Party’s notice of direction.
5. Subordination by Depository Bank. Company and Depository Bank acknowledge notice of and recognize Secured Party’s continuing security interest in the Deposit Account and in all items deposited in the Deposit Account and in the proceeds thereof. Depository Bank hereby subordinates any statutory or contractual right or claim of offset or lien resulting from any transaction which involves the Deposit Account if Section 4(a) is checked above or upon Depository Bank’s confirmation of receipt of Secured Party’s notice under Section 4(b). Notwithstanding the preceding sentence, in the event any fees and expenses (“Fees”) related to the Deposit Account go unpaid or any checks or other items which were deposited or credited to the Deposit Account are returned, reversed, refunded or charged back for insufficient funds or for any other reason (“Returned Items”), Depository Bank may charge the Deposit Account or other accounts of Company maintained at Depository Bank. If there are insufficient funds in the Deposit Account or any of Company’s other accounts to cover the Fees and Returned Items, Company agrees to immediately reimburse Depository Bank for the amount of such shortfall. If Company fails to pay the amount demanded by Depository Bank, Secured Party agrees to reimburse Depository Bank within three (3) business days of demand thereof by Depository Bank for any Returned Items to the extent Secured Party received payment in respect thereof pursuant to section 4.
6. Indemnity. Company agrees to defend, indemnify and hold Depository Bank and its directors, officers, employees, attorneys, successors and assigns (collectively “Depository Bank”) harmless from and against any and all claims, losses, liabilities, costs, damages and expenses, including, without limitation, reasonable legal and accounting fees (collectively, “Claims”), arising out of or in any way related to this Agreement, excepting only liability arising out of Depository Bank’s gross negligence or willful misconduct. Without regard to Company’s indemnification obligations to Depository Bank, Secured Party agrees to: (i) reimburse Depository Bank for any Returned Items (the proceeds of which were received by Secured Party) and (ii) defend, indemnify and hold Depository Bank harmless from and against any and all Claims arising out of Depository Bank’s compliance with Secured Party’s instructions. Secured Party’s obligations to Depository Bank hereunder shall in no way operate to release Company from its obligations to Secured Party and shall not impair any rights or remedies of Secured Party to collect any such amounts from Company. IN NO EVENT WILL DEPOSITORY BANK BE LIABLE FOR ANY INDIRECT DAMAGES, LOST PROFITS, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES WHICH ARISE OUT OF OR IN CONNECTION WITH THE SERVICES CONTEMPLATED BY THIS AGREEMENT EVEN IF DEPOSITORY BANK HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Depository’s Bank’s Responsibility. The duties of Depository Bank are strictly limited to those set forth in this Agreement and Depository Bank is not acting as a fiduciary for any party hereto. Depository Bank shall be protected in relying on any form of instruction or other notice purporting to be from Secured Party which Depository Bank, in good faith, believes to be genuine and what it purports to be. Depository Bank shall have no duty to inquire as to the genuineness, validity, or enforceability of any such instruction or notice even if Company notifies Depository Bank that Secured Party is not legally entitled to originate any such instruction or notice. The Deposit Account and all actions and undertakings by Depository Bank shall be subject to all rules and regulations relating to the Deposit Account and to applicable law.
8. Termination. This Agreement shall not be terminable by Company so long as any obligations of Company to Secured Party are outstanding and unpaid. This Agreement may be terminated by Depository Bank upon thirty (30) days prior written notice to all parties; provided, however, that Depository Bank may terminate this Agreement immediately in the event Secured Party fails to make payments to Depository Bank in accordance with section 5 above. This Agreement may be terminated by Secured Party in a writing sent to Depository Bank in which Secured Party releases Depository Bank from any further obligation to comply with instructions originated by Secured Party with respect to the Deposit Account. Any available funds remaining in the Deposit Account upon termination or deposited in thereafter shall be transferred in accordance with the provisions of section 4 above after deduction for any amounts otherwise reimbursable to Depository Bank as provided hereunder. Termination shall not affect the rights and obligations of any party hereto with respect to any period prior to such termination.
9. Legal Process and Insolvency. In the event Depository Bank receives any form of legal process concerning the Deposit Account, including, without limitation, court orders, levies, garnishments, attachments, and writs of execution, or in the event Depository Bank learns of any insolvency proceeding concerning Company, including, without limitation, bankruptcy, receivership, and assignment for the benefit of creditors, Depository Bank will respond to such legal process or knowledge of insolvency in the normal course or as required by law.
10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The parties agree that Minnesota is the “bank’s jurisdiction” for purposes of the Uniform Commercial Code.
11. Notices. Except as otherwise provided in this Agreement, all notices and other communications required under this Agreement shall be in writing and may be personally served or sent by United States Mail or courier or by facsimile, and shall be deemed given when delivered in person or received by facsimile or upon deposit in the United States Mail or with such courier at the address specified below. Any party may change its address for notices hereunder by notice to all other parties given in accordance with this section 11.

Company:	Renegy Holdings, Inc. 3418 North Val Vista Drive Mesa, Arizona 85213 Attn: Robert Worsley Facsimile: 480.556.5500 Telephone: 480.556.5555

Secured Party:	AZ Biomass LLC
c/o State Street Bank and Trust Company
Energy Credit Investments
State Street Financial Center
One Lincoln Street, SFC 12
Boston, Massachusetts 02110-2900
Attn: Francine E. Lyons
Facsimile: (617) 664-4850
Telephone: 617.664.4718

Depository Bank:	U.S. Bank National Association 950 17th Street, 8th Floor Denver, CO 80202 Attn: Ryan Earnest Facsimile: 303-585-6935 Telephone: 303-585-4430
12. Miscellaneous. This Agreement shall bind and benefit the parties and their respective successors and assigns. This Agreement may be amended only with the prior written consent of all parties hereto. None of the terms of this Agreement may be waived except as Depository Bank may consent thereto in writing. No delay on the part of Depository Bank in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Depository Bank would otherwise have.
13. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
14. Jury Trial Waiver. COMPANY, SECURED PARTY AND DEPOSITORY BANK HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR SERVICES RENDERED IN CONNECTION WITH THIS AGREEMENT.

Dated as of: January 1, 2009

Very truly yours, RENEGY HOLDINGS, INC.
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Chief Executive Officer

AZ BIOMASS LLC
By:	Antrim Corporation, its Manager

By:	/s/ Francine E. Lyons
	Name:	Francine E. Lyons
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION DEPOSITORY BANK
By:	/s/ Ryan Earnest
	Name:	Ryan Earnest
	Title:	Vice President